Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
GP Strategies Corporation


We consent to incorporation by reference in the Registration Statement No. 33-26261 on Form S-8 and Registration Statement Nos. 333-97531 and 333-110611 on Form S-3 of GP Strategies Corporation and subsidiaries of our reports dated April 5, 2004 relating to the consolidated balance sheets of GP Strategies Corporation as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and to the related schedule, which reports appear in Form 10-K for the year ended December 31, 2003 of GP Strategies Corporation. Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.


KPMG LLP


New York, New York
April 13, 2004